Exhibit 99.1

PRESS RELEASE

Tivic Health Reports Third Quarter 2022 Financial Results

65% growth in year-to-date revenue

146% increase in unit sales through direct-to-consumer channels for the same period

Entered into definitive agreement to acquire Reliefband

SAN FRANCISCO – November 14, 2022 – Tivic Health® Systems, Inc. (“Tivic Health”, Nasdaq: TIVC), a commercial-phase health technology company that develops and commercializes bioelectronic medicine, today announced its financial results for the quarter ended September 30, 2022.

Third Quarter 2022 Financial Highlights (as compared to the same periods in 2021)

For the three months ended September 30, 2022:

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Revenue increased 72% from $277 thousand to $477 thousand
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Direct-to-consumer unit sales volume increased 130%
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Gross Margin improved 22%

For the nine months ended September 30, 2022:

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Revenue increased $65% from $868 thousand to $1.4 million
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Direct-to-consumer unit sales volume increased 146%
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Gross Margin improved 22%

Commenting on the third quarter 2022 results, Jennifer Ernst, CEO of Tivic Health, said, “In the twelve months since our IPO, I am pleased that we have consistently executed on all three pillars of our strategic plan – increasing revenue through a focus on direct-to-consumer sales, improving gross margins, and expanding our product development pipeline. In addition, we have recently announced a significant opportunity for the expansion of our commercial product portfolio with our pending acquisition of Reliefband, whose primary products are FDA approved and CE Marked for the treatment of nausea. We believe that ClearUP and Reliefband both have strong commercial fundamentals that are complementary to each other. Subject to closing of the acquisition, we expect the resulting combination of ClearUP and Reliefband will provide a compelling opportunity to build further value for our investors.”

Q3 Subsequent Events

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On October 7, 2022, the company entered into an Asset Purchase Agreement with Reliefband Technologies, LLC (“Reliefband”) to purchase substantially all of the assets, and certain specified liabilities, of Reliefband that are used in connection with Reliefband’s electronic nerve stimulation devices for the treatment of nausea. The purchase agreement includes an aggregate cash purchase price of $33.5 million, less Reliefband transaction expenses and any indebtedness of Reliefband at closing. Up to $1.5 million of the acquisition consideration is payable, at the election of Tivic, in restricted shares of Tivic’s common stock. The transaction is expected to be consummated in the fourth quarter of 2022 or the first quarter of 2023 after the satisfaction of certain customary closing conditions, including but not limited to securing the financing necessary to pay the purchase price. Additional information on the transaction can be found in the Current Report on Form 8-K filed by the company with the Securities and Exchange Commission (“SEC”) on October 14, 2022, and the S-1 Registration Statement filed with the SEC on October 26, 2022.
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On October 21, 2022, the company entered into a Manufacturing Agreement with Microart Services Inc. (“Microart”). Pursuant to the agreement, Microart will manufacture, on a non-exclusive basis, certain components and sub-assemblies of Tivic’s current and future products. The company expects that the new partnership with Microart will significantly reduce the cost of manufacturing its ClearUP product, and potentially its future products.
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The company soft-launched new corporate branding in conjunction with an increase in manufacturer’s suggested retail price by $20 per unit.

For the Three Months Ended September 30, 2022, Financial Review

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For the third quarter of 2022, revenue increased by $200 thousand, or 72%, compared to the same period in 2021, primarily due to a 37% increase in unit sales and a 16% improvement in average selling price. Unit sales in our direct-to-consumer channels increased by 130% for the period, while unit sales in our retail channels decreased by 31% due to the termination of less profitable reseller channels.
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For the third quarter of 2022, cost of sales was $414 thousand compared to $303 thousand for the same period in 2021, an increase of $111 thousand, or 37%. The increase was due to higher sales volume and a temporary price increase in several electronic components due to the well-documented global supply chain shortages.
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For the third quarter of 2022, research and development expenses were $399 thousand, a $224 thousand increase from $175 thousand for the same period in 2021. This increase was primarily due to additional investments in product research, quality, and design.
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Sales and marketing expenses were $487 thousand for the third quarter 2022 compared to $450 thousand for the same period in 2021, representing an increase of $37 thousand. The increase in sales and marketing expenses was primarily due to the expansion of our sales and marketing efforts.
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General and administrative expenses increased by $1.2 million compared to the same period in 2021, which was primarily attributable to costs related to the pending Reliefband acquisition, D&O insurance costs, increased rent, and increased headcount and professional services that are required for public company standards.

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The company reports a net loss of $2.6 million for Q3 2022, compared to $2.3 million in Q3 2021.
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As of September 30, 2022, cash and short-term investments balance was $6.3 million.

For the Nine Months Ended September 30, 2022, Financial Review

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For the nine months ended September 30, 2022, revenue increased by $564 thousand, or 65%, compared to the same period in 2021, primarily due to a 37% increase in unit sales, with the majority from our direct-to-consumer channels. Unit sales in our direct-to-consumer channels increased by 146%, while unit sales in our retail channels decreased by 45% due to the termination of less profitable reseller channels.
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For the nine months ended September 30, 2022, cost of sales increased by $272 thousand, or 30%, compared to the same period in 2021, primarily driven by higher sales volume in 2022.
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For the nine months ended September 30, 2022, research and development expenses increased by $730 thousand compared to the same period in 2021. The increase is primarily due to increased headcount and costs related to additional investments in product candidate research and design.
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For the nine months ended September 30, 2022, sales and marketing expenses increased by $1.2 million compared to the same period in 2021. The increase was due primarily to the expansion of our sales and marketing efforts, including expanding advertising platforms; growing our social media presence; upgrading and optimizing ecommerce infrastructure, online/website design; and other marketing initiatives.
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For the nine months ended September 30, 2022, general and administrative expenses increased by $2.9 million compared to the same period in 2021 and was primarily attributable to costs related to the pending Reliefband acquisition, D&O insurance costs, increased rent, and increased headcount and professional services that are required for public company standards.

Conference Call: Update

Management will host a conference call and webcast on Monday, November 14, 2022, at 1:30 PM PT / 4:30 PM ET to discuss the company’s third quarter 2022 financial results and business updates.

The conference call will be available via telephone by dialing toll-free 888-506-0062 for local callers; or 973-528-0011 for international callers; using Participant Access Code: 290242 to access the call.

The conference call will also be available via Webcast link: https://www.webcaster4.com/Webcast/Page/2865/46587

An audio replay of the call will be available from the “Recent Press” page on the Tivic Health website at https://tivichealth.com/investor/.

About Tivic Health

Tivic Health Systems, Inc. is a commercial-phase health technology company delivering non-invasive bioelectronic treatments that provide consumers with a choice in the treatment of inflammation and related conditions. For more information visit https://tivichealth.com @TivicHealth.

Forward-Looking Statements

This press release may contain “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Tivic Health Systems, Inc.’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: risks and uncertainties regarding the potential that Tivic and Reliefband are not able to complete the contemplated transaction, and even if they do complete it, that the expected benefits of the transaction are not achieved; market and other conditions; the risks that the ongoing COVID-19 pandemic may disrupt Tivic or Reliefband’s business more severely than it has to date or more severely than anticipated; unexpected costs, charges or expenses that reduce Tivic’s capital resources; Tivic’s inability to raise adequate capital to fund the purchase price as well as its existing business; Tivic’s inability to innovate and attract users for Reliefband’s products. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Tivic’s actual results to differ from those contained in the forward-looking statements, see Tivic’s filings with the SEC, including, its Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 31, 2022, under the heading “Risk Factors”; its Registration Statement on S-1, filed with the SEC on October 26, 2022, 2022, under the heading “Risk Factors”; as well as the company’s subsequent filings with the SEC. Forward-looking statements contained in this press release are made as of this date, and Tivic Health Systems, Inc. undertakes no duty to update such information except as required by applicable law.

Investor Contact:
Hanover International, Inc.
ir@tivichealth.com

Media Contact:

Cheryl Delgreco

Cheryl.Delgreco@tivichealth.com

617-723-4004

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Tivic Health Systems, Inc.

Condensed Balance Sheets (Unaudited)

September 30, 2022 and December 31, 2021

(in thousands, except share and per share data)

	September 30,	December 31,
	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$6,328	$12,975
Accounts receivable, net	95	92
Inventory, net	761	429
Deferred offering costs	79	—
Prepaid expenses and other current assets	331	793
Total current assets	7,594	14,289
Property and equipment, net	15	11
Right-of-use assets, operating lease	565	687
Other assets	34	49
Total assets	$8,208	$15,036

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,602	$789
Other accrued expenses	261	267
Operating lease liability, current	160	163
Total current liabilities	2,023	1,219
Operating lease liability	413	545
Total liabilities	2,436	1,764
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; no shares issued and outstanding at September 30, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value, 200,000,000 shares authorized; 9,677,734 and 9,715,234 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	1	1
Additional paid in capital	33,159	32,817
Accumulated deficit	(27,388)	(19,546)
Total stockholders’ equity	5,772	13,272
Total liabilities and stockholders’ equity	$8,208	$15,036

Tivic Health Systems, Inc.

Condensed Statements of Operations (Unaudited)

Three and Nine Months Ended September 30, 2022 and 2021

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenue	$477	$277	$1,432	$868
Cost of sales	414	303	1,176	904
Gross profit (loss)	63	(26)	256	(36)
Operating expenses:
Research and development	399	175	1,295	565
Sales and marketing	487	450	2,291	1,095
General and administrative	1,761	578	4,512	1,645
Total operating expenses	2,647	1,203	8,098	3,305
Loss from operations	(2,584)	(1,229)	(7,842)	(3,341)
Other income (expense):
Interest income (expense)	1	(1,171)	1	(1,668)
Change in fair value of derivative liabilities	—	80	—	81
Other income (expense)	(1)	—	(1)	158
Total other income (expense)	0	(1,091)	0	(1,429)
Net loss	$(2,584)	$(2,320)	$(7,842)	$(4,770)
Net loss per share - basic and diluted	$(0.27)	$(0.90)	$(0.81)	$(1.96)
Weighted-average number of shares - basic and diluted	9,677,734	2,578,180	9,671,347	2,429,939